[Bunge Logo]                                                           Exhibit 1

                                           Contact:   Susie Ter-Jung
                                                      Bunge Limited
                                                      1-914-684-3398
                                                      susieter-jung@bunge.com

Bunge Limited Approves a Primary Offering of Common Shares and the Buyback of Minorities in Bunge Brasil


WHITE PLAINS, NY, April 29, 2004 -- Bunge Limited (NYSE: BG) today filed a registration statement with the Securities and Exchange Commission relating to a proposed primary offering of common shares of Bunge. Through the proposed primary offering, Bunge Limited intends to offer 9.5 million common shares. Credit Suisse First Boston and Morgan Stanley will act as joint lead managers for the offering. The proposed offering is expected to close in late May 2004.

With the proceeds of the offering, Bunge intends to buy back the minority interests in Bunge Brasil S.A., its publicly traded Brazilian subsidiary, through a tender offer in Brazil which it announced today. The tender offer is expected to close in the third quarter of 2004. Assuming 100% of the shares of the Bunge Brasil minority shareholders are acquired, approximately $295 million of the proceeds of the proposed equity offering will be required for this transaction. The remaining proceeds from the offering will be used for general corporate purposes, which may include acquisitions, capital expenditures and working capital purposes.

Certain shareholders of Bunge have rights, which they have not waived, pursuant to a registration rights agreement, to include their common shares of Bunge in this offering.

A registration statement relating to Bunge Limited's common shares has been filed with the Securities and Exchange Commission, but has not yet become effective. These common shares may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these common shares in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Copies of the prospectus with respect to the offering, when available, may be obtained from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone: 212-325-2580) or by faxing requests to 212-325-8057.


About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has 23,000 employees and locations in 30 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking

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statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.